Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

April 21, 2004	21/04

CHITTENDEN REPORTS EARNINGS; INCREASES QUARTERLY DIVIDEND

Burlington, VT—Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced earnings for the quarter ended March 31, 2004 of $17.5 million or $0.47 per diluted share, compared to $16.6 million or $0.49 a year ago. Chittenden also announced a 10% increase in its quarterly dividend to $0.22 per share. The dividend will be paid on May 14, 2004, to shareholders of record on April 30, 2004.

In making the announcement, Perrault said, “By and large, most core businesses are doing well. However, the volatility of market interest rates and the timing of their movements during the quarter adversely impacted the mortgage banking business. On the whole, we consider the quarter’s results a little disappointing, though there is cause for optimism. Commercial loan growth was particularly good during the quarter and accelerated in the month of March. In mortgage banking, the interest rate dip in March led to significant mortgage application activity late in the quarter, which should bode well for better mortgage gains as we move forward into the coming months.”

Total loans increased $55.5 million from December 31, 2003 and $151.6 million from March 31, 2003. The Company’s banks continued their strong growth in commercial lending by increasing their commercial and commercial real estate portfolios at an annualized rate of 16% on a linked-quarter basis. Partially offsetting the growth in commercial loans was the continued decline in the residential real estate loan portfolio, which experienced faster than expected prepayments. The increase in the loan portfolio from March 31, 2003 was entirely attributable to double-digit growth in the Company’s commercial and commercial real estate loan portfolios.

Total deposits increased $20.3 million from March 31, 2003 and decreased $135.5 million from the prior year-end. The decline from December 31, 2003 is primarily attributable to normal seasonal trends relating to the Company’s municipal, commercial, and captive insurance customers. Borrowings at March 31, 2004 were $312.5 million, a decrease of $241.1 million from the same period a year ago. The decline was due to maturities and the early redemption of $214 million of FHLB borrowings assumed in the Granite acquisition.

The Company’s net interest margin for the first quarter of 2004 was 4.17%, an increase from the fourth quarter of last year and a decrease from the first quarter of 2003. On a linked quarter basis, the increase in the net interest margin was due to a better asset mix with a higher proportion of loans in average earning assets, and a lower cost of funds driven primarily by reduced costs of borrowings. The decline in net interest margin from the first quarter of 2003 was primarily attributable to lower earning asset yields and the inclusion of Granite for the full quarter of 2004 as compared to just one month in 2003.

Net charge-offs as a percentage of average loans were 1 basis point for the first quarter of 2004, compared to 8 basis points for the fourth quarter of last year and 4 basis points for the first quarter in 2003. Net charge-offs in 2004 totaled $391,000, compared with $2.7 million in the fourth quarter of

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

2003 and $1.5 million for the first quarter of 2003. Nonperforming assets increased $6.3 million from December 31, 2003 to $20.7 million at March 31, 2004 and as a percentage of total loans increased to 55 basis points compared to 39 basis points in the fourth quarter of 2003. The increase in nonperforming assets primarily resulted from two commercial relationships and the Company believes that the loans are well secured. The level of nonperforming assets in 2004 is consistent with the Company’s historical experience which has averaged approximately 50 basis points over the last six years.

The provision for loan losses was $427,000 for the first quarter of 2004 compared to $1.0 million for the fourth quarter of last year, and $2.1 million in the first quarter of 2003. The provision for the first quarter of 2004 was driven by significantly lower net charge-offs, continued strong asset quality, and minimal growth in the total loan portfolio. As a percentage of total loans, the allowance for loan losses was 1.52%, down slightly from 1.54% at December 31, 2003.

Noninterest income declined $5.0 million from the prior quarter and $1.2 million from the same period a year ago. The decline from the fourth quarter of 2003 was attributable to reduced gains on sales of mortgages, lower mortgage servicing income, and a decline in gains on sales of securities. Gains on sales of mortgage loans decreased $2.4 million from the fourth quarter of 2003 due to lower volumes of loan sales caused by higher mortgage interest rates. Mortgage servicing income declined $1.4 million in the first quarter of 2004 due to higher forward-looking prepayment speeds which were driven by the dip in interest rates in early March, continued heavy paydowns on adjustable rate mortgages, and the decision by one of the Company’s credit union customers to service its portfolio in house. Gains on sales of securities, net of losses on prepayments of borrowings, were $608,000 in the first quarter of 2004, compared to $2.1 million in the fourth quarter of last year and $1.4 million in the first quarter of 2003. Partially offsetting these declines, on a linked quarter and year-over-year basis, were significantly higher insurance commissions and increased investment management income. Insurance commissions increased $1.1 million from the prior quarter primarily due to the timing of policy renewals and increased performance-based income. The increase from the same quarter a year ago was due to the inclusion of Granite’s insurance operations for the full quarter in 2004 versus only one month in 2003. In addition, on a year-over-year basis, the Company experienced higher investment management income, which was attributable to stronger equity markets and better penetration in the non-Vermont banks.

Noninterest expenses were $44.6 million for the quarter ending March 31, 2004, a decrease of $3.5 million from the prior quarter and an increase of $2.4 million from a year ago. The decline from the fourth quarter of 2003 is primarily attributable to lower conversion and restructuring expenses, decreased incentives and commissions costs, and lower levels of other expense. The higher conversion and restructuring expenses in the fourth quarter of 2003 were due to the accrual of certain costs in relation to the Company’s plan to consolidate branches, close offsite ATMs and to recognize severance for related staff reductions. The increase from a year ago is attributable to the acquisition of Granite Bank, which in 2004 contributed three months of expenses compared to one month in 2003.

The effective income tax rate for first quarter 2004 was 36.9%, compared with 36.1% for the comparable quarter in 2003. The higher effective income tax rate was primarily attributable to increased taxable income in New Hampshire, which has a higher statutory tax rate than other states in which the Company has operations.

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

The return on average tangible equity was 20.38% in the first quarter of 2004, compared to 23.63% in the prior quarter and 19.95% in the same quarter a year ago. The return on average equity was 11.97% for the first quarter of 2004, compared with 13.66% for the fourth quarter of 2003 and 14.53% for the first quarter a year ago. The decrease in ROE from the first quarter of 2003 is primarily due to the issuance of additional equity of $116 million in the Granite acquisition, which was included for only one month in the 2003 calculation. The return on average assets for the quarter ended March 31, 2004 was 1.21%, down from 1.31% for the quarter ended December 31, 2003 and 1.29% for the first quarter of last year. The decline from a year ago was due to higher levels of average assets caused by the acquisition of Granite Bank and the reduction from the fourth quarter of 2004 was due to lower net income.

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call on April 22, 2004 at 10:30 am eastern time to discuss these earnings results. Interested parties may access the conference call by calling 866-761-0748, passcode 98379287. International dial-in number is 617-614-2706. Participants are asked to call in a few minutes prior to the call in order to register. Internet access to the call is also available (listen only) by clicking “webcasts” under the Investor Resources section of the Company’s website at https://www.chittendencorp.com. A replay of the call will be available through April 29, 2004 by calling 888-286-8010 (International dial number is 617-801-6888), passcode 75685592, or by going to the chittendencorp.com website. The Company may answer one or more questions concerning business and financial developments and trends and other business. Some of the responses to these questions may contain information that has not been previously disclosed.

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England and Massachusetts, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to individuals, businesses, and the public sector. Chittenden Corporation’s news releases, including earnings announcements, are available on the Company’s website.

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of Section 21E of the Securities Exchange Act of 1934. Chittenden intends for these forward-looking statements to be covered by the safe harbor provisions for forward- looking statements contained in the Private Securities Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ from historical performance or future expectations. For further information on these risk factors and uncertainties, please see page 1 of Chittenden’s December 31, 2003 annual report filed on Form 10-K/A.

[1]	Chittenden’s subsidiaries are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, Ocean National Bank, and Granite Bank. Chittenden Bank also operates under the name Mortgage Service Center, and it owns Chittenden Insurance Group, and Chittenden Securites, Inc. Granite Bank operates an insurance agency subsidiary under the name GSBI Insurance Group.

CHITTENDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands)

ASSETS	3/31/04	12/31/03	3/31/03
Cash and Cash Equivalents	$154,178	$174,939	$190,537
Securities Available For Sale	1,473,497	1,588,151	1,714,494
FHLB Stock	20,753	20,753	24,356
Loans Held For Sale	32,276	25,262	98,578
Loans:
Commercial	686,304	658,615	625,177
Municipal	92,338	87,080	82,005
Real Estate:
Residential:
1-4 family	666,753	700,671	832,284
Multi-family	182,085	176,478	167,010
Home equity	277,062	270,959	239,021
Commercial	1,485,031	1,430,945	1,314,095
Construction	138,497	140,801	96,859

Total Real Estate	2,749,428	2,719,854	2,649,269
Consumer	252,097	259,135	272,159

Total Loans	3,780,167	3,724,684	3,628,610
Less: Allowance for Loan Losses	(57,500)	(57,464)	(56,708)

Net Loans	3,722,667	3,667,220	3,571,902
Accrued Interest Receivable	25,582	29,124	32,255
Other Real Estate Owned	36	100	37
Other Assets	51,834	68,487	48,737
Premises and Equipment, net	77,534	75,179	72,524
Mortgage Servicing Rights	10,866	12,265	9,306
Identified Intangibles	21,978	22,733	28,282
Goodwill	216,431	216,431	205,579

Total Assets	$5,807,632	$5,900,644	$5,996,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$848,758	$898,920	$799,506
Savings	526,625	517,789	503,415
NOW	894,575	899,018	874,439
CMAs/ Money Market	1,472,377	1,604,138	1,491,329
Certificates of Deposit less than $100,000	780,940	789,066	874,722
Certificates of Deposit $100,000 and Over	311,067	260,960	270,627

Total Deposits	4,834,342	4,969,891	4,814,038
Securities Sold Under Agreements to Repurchase	76,051	78,980	120,050
Other Borrowings	236,446	208,454	433,547
Accrued Expenses and Other Liabilities	61,308	63,368	77,627

Total Liabilities	5,208,147	5,320,693	5,445,262
Stockholders’ Equity:
Common Stock	40,157	40,142	40,135
Surplus	257,503	256,974	256,057
Retained Earnings	351,569	341,441	305,139
Treasury Stock, at cost	(76,058)	(78,579)	(83,254)
Accumulated Other Comprehensive Income:
Unrealized Gains on Securities Available for Sale	21,964	15,595	33,389
Accrued Minimum Pension Liability, net of tax	—	—	(4,058)
Directors Deferred Compensation to be Settled in Stock	4,381	4,413	3,963
Unearned Portion of Employee Restricted Stock	(31)	(35)	(46)

Total Stockholders’ Equity	599,485	579,951	551,325
Total Liabilities and Stockholders’ Equity	$5,807,632	$5,900,644	$5,996,587

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, except for per share amounts)

	For the Three Months Ended March 31,
	2004	2003
Interest Income:
Loans	$49,258	$47,580
Investment Securities:
Taxable	15,580	18,216
Tax-favored	13	46
Short-term Investments	7	12

Total Interest Income	64,858	65,854

Interest Expense:
Deposits	8,220	11,796
Borrowings	1,925	3,110

Total Interest Expense	10,145	14,906
Net Interest Income	54,713	50,948
Provision for Loan Losses	427	2,050

Net Interest Income after Provision for Loan Losses	54,286	48,898

Noninterest Income:
Investment Management and Trust	4,371	3,810
Service Charges on Deposits	4,685	4,393
Mortgage Servicing	(767)	(757)
Gains on Sales of Loans, Net	1,899	4,436
Gains on Sales of Securities	1,802	1,391
Loss on Prepayments of Borrowings	(1,194)	—
Credit Card Income, Net	908	903
Insurance Commissions, Net	2,626	1,613
Retail Investment Services	947	896
Other	2,730	2,571

Total Noninterest Income	18,007	19,256

Noninterest Expense:
Salaries	20,895	20,282
Employee Benefits	5,983	4,857
Net Occupancy Expense	6,097	5,479
Data Processing	2,305	2,501
Amortization of Intangibles	755	511
Conversion and Restructuring Charges	152	—
Other	8,421	8,546

Total Noninterest Expense	44,608	42,176

Income Before Income Taxes	27,685	25,978
Income Tax Expense	10,218	9,387

Net Income	$17,467	$16,591

Earnings Per Share, Basic	$0.48	$0.50
Earnings Per Share, Diluted	0.47	0.49
Dividends Per Share	0.20	0.20
Return on Average Equity	11.97%	14.53%
Return on Average Assets	1.21%	1.29%

CHITTENDEN CORPORATION

SELECTED QUARTERLY FINANCIAL DATA

(Unaudited)

(In thousands, except ratios and per share amounts)

	3/31/04	12/31/03	3/31/03
Selected Financial Ratios
Return on Average Tangible Equity	20.38%	23.63%	19.95%
Return on Average Tangible Assets	1.30%	1.40%	1.34%
Net Yield on Earning Assets	4.17%	4.14%	4.22%
Efficiency Ratio	60.34%	59.58%	60.36%
Tangible Capital Ratio	6.48%	6.02%	5.51%
Leverage Ratio	8.28%	7.79%	8.10%
Tier 1 Capital Ratio	10.36%	10.07%	9.22%
Total Capital Ratio	11.61%	11.32%	10.47%
Common Share Data
Common Shares Outstanding	36,763	36,637	36,420
Weighted Average Common Shares Outstanding	36,719	36,583	33,493
Weighted Average Common and Common Equivalent Shares Outstanding	37,218	37,112	33,799
Book Value per Share	$16.31	$15.82	$15.14
Tangible Book Value per Share	$9.82	$9.30	$8.72
Credit Quality Data
Nonperforming Assets (including OREO)	$20,657	$14,431	$14,981
90 days past due and still accruing	3,201	4,029	3,106

Total	$23,858	$18,460	$18,087
Nonperforming Assets to Loans Plus OREO	0.55%	0.39%	0.41%
Allowance to Loans	1.52%	1.54%	1.56%
Allowance to Nonperforming Loans (excluding OREO)	278.85%	400.99%	379.48%
Gross Charge-offs	$1,251	$4,176	$2,250
Gross Recoveries	860	1,444	774

Net Charge-offs	$391	$2,732	$1,476
Net Charge-offs to Average Loans	0.01%	0.08%	0.04%
QTD Average Balance Sheet Data
Securities	$1,533,480	$1,647,313	$1,591,751
Loans, Net	3,701,494	3,697,490	3,236,736
Earning Assets	5,292,868	5,446,055	4,879,771
Total Assets	5,792,012	5,959,994	5,224,669
Deposits	4,808,334	5,033,498	4,278,877
Borrowings	339,983	298,478	406,181
Stockholders’ Equity	586,788	572,508	463,149